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                                                                    Exhibit 99.1
FOR IMMEDIATE RELEASE

                  HEALTH MANAGEMENT, INC. ANNOUNCES
                    RENEGOTIATED MERGER AGREEMENT

Buffalo Grove, IL -- March 27, 1997 . . . Health Management, Inc. ("HMI") (NASDAQ SmallCap market:HMIS) announced today that it has renegotiated its Merger Agreement with Transworld Home HealthCare, Inc.
("Transworld") (NASDAQ:TWHH) and a further amendment to the Merger Agreement between Transworld, Transworld's wholly-owned subsidiary and HMI has been executed.

Under the Merger Agreement, a newly formed subsidiary of Transworld will merge into HMI. Under the new amendment to the Merger Agreement, the cash consideration to be paid to stockholders of HMI (other than Transworld) in the merger has been reduced to $0.30 per share in cash from $1.50 per share. The new amendment to the Merger Agreement requires, among other things, that as a condition to closing the merger, the settlement agreement with the plaintiffs in the stockholder class action lawsuit be further amended to provide for a $4.55 million, rather than a $7.2 million, cash settlement and that final court approval of such revised settlement be obtained. The amendment to the Merger Agreement followed an assessment by Transworld in light of HMI's restatements of its 1997 first and second quarter financial results and the approximately $13 million charge in the third quarter ended January 31, 1997.

The closing of the Merger Agreement remains subject to certain other conditions including, among others, approval by the Company's stockholders and Transworld's lenders, as well as certain governmental approvals.

Health Management, Inc. is a national provider of integrated pharmacy management services to patients with chronic medical conditions and to health care professionals, drug manufacturers and third-party payers involved in their care.

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Transworld is a regional provider of broad range of alternate site healthcare services and products. It also operates a specialized mail order pharmacy and provides medical supplies to patients nationwide.

Except for historical information contained herein, the statements made in this release constitute forward looking statements that involve certain risks and uncertainties. Certain factors may cause actual results to differ materially from those contained in the forward looking statements, including those risks detailed from time to time in the Company's reports on file at the Securities and Exchange Commission.

                                # # #

For additional information:
At HMI:                        Jim
Nicol President & CEO
847-913-2404

At Edelman Financial:
Diane Perry or Joe Kist (Investors)
212-704-8293 or 212-704-8239